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Tracy Henrikson	Rebecca Gregory
Corporate Communications	Corporate Communications
ImClone Systems Incorporated	ImClone Systems Incorporated
(908) 243-9945	(646) 638-5058
MEDIA@IMCLONE.COM

FOR IMMEDIATE RELEASE

ERBITUX® (CETUXIMAB) DATA DEMONSTRATE IMPROVEMENTS
IN RESPONSE RATE AND PROGRESSION-FREE SURVIVAL IN
WILD TYPE K-RAS METASTATIC COLORECTAL CANCER PATIENTS
IN FIRST-LINE SETTING

-- K-Ras Analyses of First-Line Phase II OPUS Study of ERBITUX to Be Presented at the American Society of Clinical Oncology Annual Meeting on May 31 --

NEW YORK, May 16, 2008 - ImClone Systems Incorporated (NASDAQ: IMCL) today announced data from the Phase II OPUS study that show that the addition of ERBITUX® (cetuximab) to FOLFOX chemotherapy significantly improves both response rate and progression-free survival over FOLFOX alone in the first-line treatment of metastatic colorectal cancer (mCRC) patients whose tumors do not have mutations of the K-Ras oncogene (K-Ras wild-type). The study results have been published on the American Society of Clinical Oncology (ASCO) web site, www.asco.org, and will be presented at the ASCO Annual Meeting in Chicago on Saturday, May 31, 2008 at 1:15pm.

The OPUS study is a randomized first-line Phase II study of 337 patients comparing ERBITUX plus FOLFOX to FOLFOX alone in epidermal growth factor receptor (EGFR)-expressing mCRC patients who have not previously been treated. Oxaliplatin-based chemotherapy regimens, including FOLFOX, are used in the majority of first-line colorectal cancer patients in the U.S. Response rate, the OPUS study’s primary endpoint, was found to be 46% in the ERBITUX-plus-FOLFOX arm compared with 36% in the FOLFOX-only arm (P = .064). When the wild type K-Ras patients are selected from the population, the response rate in the wild type K-Ras group increased to 61% in the ERBITUX-plus-FOLFOX arm compared with 37% in the FOLFOX-only arm (P = .01). With regard to the progression-free survival endpoint, the risk of disease progression was reduced by 43% (hazard ratio = 0.57; P = .02) by the addition of ERBITUX to FOLFOX chemotherapy in wild-type K-Ras patients. The OPUS study was conducted by Merck KGaA, Darmstadt, Germany.

In several recent clinical studies, screening patients for the K-Ras biomarker has been shown to be a highly effective tool in determining which patients will respond better to a particular cancer therapy. The non-mutated, or “wild type,” K-Ras gene is expressed in about 65 percent of mCRC patients.

“ERBITUX has been shown to provide statistically and clinically improved outcomes in unselected metastatic colorectal cancer patient populations as a monotherapy and in combination therapy,” said Eric K. Rowinsky, M.D., Executive Vice President and Chief Medical Officer of ImClone. “This data set is part of a growing body of scientific evidence that demonstrates that identifying individuals with the wild type K-Ras oncogene can serve to consistently improve outcomes for metastatic colorectal cancer patients receiving ERBITUX.”

“We are encouraged by these promising results for the wild type K-Ras patients in the first-line OPUS study and we and our partners will continue to evaluate the potential of ERBITUX in treating colorectal cancer patients in earlier stage settings,” said John H. Johnson, Chief Executive Officer of ImClone. “This K-Ras analysis, combined with other metastatic colorectal cancer studies in which we are evaluating the role of the K-Ras biomarker, are encouraging as we begin to see more tangible evidence of the potential of personalized cancer care.”

About ERBITUX®
ERBITUX is a monoclonal antibody (IgG1 Mab) designed to inhibit the function of a molecular structure expressed on the surface of normal and tumor cells called the epidermal growth factor receptor (EGFR, HER1, c-ErbB-1). In vitro assays and in vivo animal studies have shown that binding of ERBITUX to the EGFR blocks phosphorylation and activation of receptor-associated kinases, resulting in inhibition of cell growth, induction of apoptosis, and decreased matrix metalloproteinase and vascular endothelial growth factor production. In vitro, ERBITUX can mediate antibody-dependent cellular cytotoxicity (ADCC) against certain human tumor types. No anti-tumor effects of ERBITUX were observed in human tumor xenografts lacking EGFR expression. EGFR is part of a signaling pathway that is linked to the growth and development of many human cancers, including those of the head and neck, colon and rectum.

ERBITUX, as a single agent, is indicated for the treatment of EGFR- expressing mCRC after failure of both irinotecan-and oxaliplatin-based regimens. ERBITUX, as a single agent, is also indicated for the treatment of EGFR-expressing mCRC in patients who are intolerant to irinotecan-based regimens.

For full prescribing information, including boxed WARNINGS regarding infusion reactions and cardiopulmonary arrest, visit http://www.erbitux.com/.

Important Safety Information
Grade 3/4 infusion reactions occurred in approximately 3% of patients receiving ERBITUX (Cetuximab) in clinical trials with fatal outcome reported in less than 1 in 1000. Reactions characterized by rapid onset of airway obstruction (bronchospasm, stridor, hoarseness), urticaria, hypotension, loss of consciousness, and/or cardiac arrest. Severe infusion reactions require immediate and permanent discontinuation of ERBITUX therapy.

Most reactions (90%) were associated with the first infusion of ERBITUX despite premedication with antihistamines. Caution must be exercised with every ERBITUX infusion as there were patients who experienced their first severe infusion reaction during later infusions. Monitor patients for 1-hour following ERBITUX infusions in a setting with resuscitation equipment and other agents necessary to treat anaphylaxis (e.g., epinephrine, corticosteroids, intravenous antihistamines, bronchodilators, and oxygen). Longer observation periods may be required in patients who require treatment for infusion reactions.

Severe cases of interstitial lung disease (ILD), which was fatal in one case, occurred in 4 of 1570 (<0.5%) of patients receiving ERBITUX in clinical trials. Permanently discontinue ERBITUX where ILD is confirmed.

In clinical studies of ERBITUX, dermatologic toxicities, including acneform rash, skin drying and fissuring, paronychial inflammation, infectious sequelae (eg, S. aureus sepsis, abscess formation, cellulitis, blepharitis, cheilitis), and hypertrichosis occurred in patients receiving ERBITUX therapy. Acneform rash occurred in 76-88% of 1373 patients receiving ERBITUX in clinical trials with severe acneform rash occurring in 1-17% of patients. Acneform rash usually developed within the first two weeks of therapy and resolved in a majority of the patients after cessation of treatment, although in nearly half, the event continued beyond 28 days. Monitor patients receiving ERBITUX for dermatologic toxicities and infectious sequelae. Sun exposure may exacerbate these effects.

In women of childbearing potential, appropriate contraceptive measures must be used during treatment with ERBITUX and for 6 months following the last dose of ERBITUX. If ERBITUX is used during pregnancy or if patients become pregnant while receiving ERBITUX, patients should be apprised of the potential risk for loss of pregnancy or potential hazard to the fetus.

Hypomagnesemia occurred in 55% (199/365) of patients receiving ERBITUX and was severe (NCI CTC grades 3 & 4) in 6-17%. The onset of hypomagnesemia and accompanying electrolyte abnormalities occurred days to months after initiation of ERBITUX. Monitor patients periodically for hypomagnesemia, hypocalcemia and hypokalemia, during and for at least 8 weeks following the completion of ERBITUX. Replete electrolytes as necessary.

The most serious adverse reactions associated with ERBITUX in mCRC patients are infusion reactions, dermatologic toxicity, sepsis, renal failure, interstitial lung disease, and pulmonary embolus.

The most common adverse reactions with ERBITUX (incidence greater than or equal to 25% in the ERBITUX + plus best supportive care arm (BSC)) (n=288) vs. BSC (n=274), respectively, were fatigue (89%, 76%), rash/desquamation (89%, 16%), abdominal pain (59%, 52%), pain-other (51%, 34%), dry skin (49%, 11%), dyspnea (48%, 43%), constipation (46%, 38%), pruritus (40%, 8%), diarrhea (39%, 20%), vomiting (37%, 29%), infection without neutropenia (35%, 17%), headache (33%, 11%), fever (30%, 18%), insomnia (30%, 15%), cough (29%, 19%), dermatology-other (27%, 6%), and stomatitis (25%, 10%).

About ImClone Systems
ImClone Systems Incorporated is a fully integrated biopharmaceutical company committed to advancing oncology care by developing and commercializing a portfolio of targeted biologic treatments designed to address the medical needs of patients with a variety of cancers. The Company’s research and development programs include growth factor blockers and angiogenesis inhibitors. ImClone Systems’ headquarters and research operations are located in New York City, with additional administration and manufacturing facilities in Branchburg, New Jersey. For more information about ImClone Systems, please visit the Company’s web site at http://www.imclone.com.

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Although the company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those currently expected. Many of these factors are beyond the company's ability to control or predict. Important factors that may cause actual results to differ materially and could impact the company and the statements contained in this news release can be found in the company's filings with the Securities and Exchange Commission, particularly those factors identified as “risk factors” in the Company’s most recent annual report of Form 10-K and in its quarterly reports on Form 10-Q and current reports on Form 8-K. For forward-looking statements in this news release, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The company assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.

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